Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York, NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Michael Clendenin
January 27, 2005	212-460-4111

CONSOLIDATED EDISON, INC. REPORTS 2004 EARNINGS

Increases Dividend For 31st Consecutive Year

NEW YORK—Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2004 earnings from ongoing operations of $629 million or $2.67 a share, compared with earnings from ongoing operations of $649 million or $2.95 a share in 2003. Earnings from ongoing operations exclude the effect of non-cash, non-recurring charges totaling $80 million (after-tax) in 2004 related to the company’s new electric, gas and steam rate plans and $12 million (after-tax) in 2003 related to impairment charges for certain unregulated generating assets, the impact of a regulatory settlement and the cumulative effect of changes in accounting principles. Also excluded from these results are losses from the discontinued operations of Con Edison Communications, reflecting a December 2004 agreement to sell the telecommunications company. Including these items, net income for common stock for 2004 was $537 million or $2.28 a share compared with $528 million or $2.39 a share in 2003.

For the fourth quarter of 2004, the company’s earnings from ongoing operations were $117 million or $0.49 a share compared with $152 million or $0.67 a share for the fourth quarter of 2003. Including the items noted above, net income for common stock was $51 million or $0.21 a share compared with $50 million or $0.21 a share in the 2003 period.

“In 2004, we were at or near the end of our multi-year rate plans. With new rate plans in place or close to approval, we are confident that we will have the financial strength and flexibility we need to continue to meet our customers’ growing energy needs with the highest levels of reliability,” said Eugene R. McGrath, chairman and chief executive officer.

Con Edison expects its earnings for 2005 to be in the range of $2.75 to $2.90 a share. The forecast reflects the multi-year rate plans for gas and steam that took effect in October 2004 and a three-year electric rate plan that, subject to PSC approval, is expected to take effect in April 2005.

The company also declared a quarterly dividend of 57 cents a share on its common stock, payable March 15, 2005 to shareholders of record as of February 16, 2005, an annualized increase of 2 cents over the previous annual dividend of $2.26 a share. This represents the company’s 31st consecutive annual increase in its dividend to shareholders. “We recognize the importance of dividends to all of our investors,” said Joan S. Freilich, executive vice president and chief financial officer. “We focus on steady dividend growth, consistent with maintaining our strong financial position.”

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CON EDISON 2004 EARNINGS	page 2

The following table is a reconciliation of Con Edison’s reported net income for common stock and reported earnings per share to earnings and earnings per share from ongoing operations.

	For the year ended December 31,				For the quarter ended December 31,
	Earnings		Earnings per share		Earnings		Earnings per share
(Million of Dollars, except earnings per share)	2004	2003	2004*	2003	2004	2003	2004*	2003
Reported net income for common stock and earnings per share – GAAP Basis	$537	$528	$2.28	$2.39	$51	$50	$0.21	$0.21

One-time rate plan charges	80	—	0.34	—	65	—	0.27	—

Discontinued operations of Con Edison Communications**	12	109	0.05	0.50	1	90	0.01	0.40

Unregulated generating asset impairments	—	10	—	0.05	—	10	—	0.05

Settlement regarding nuclear generating unit sold in 2001	—	5	—	0.03	—	5	—	0.03

Cumulative effect of changes in accounting principles	—	(3)	—	(0.02)	—	(3)	—	(0.02)

Ongoing operations	$629	$649	$2.67	$2.95	$117	$152	$0.49	$0.67

*    The earnings per share variations shown above include the dilutive effect of higher weighted average number of common shares outstanding in the three months and the year ended December 31, 2004.

**  The 2003 amounts include an after-tax impairment charge of $84 million, or $0.38 per share.

The following table represents an analysis of the major factors affecting Con Edison’s earnings per share from ongoing operations for the year and fourth quarter of 2004 compared with the 2003 periods:

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CON EDISON 2004 EARNINGS	page 3

	Year 2004 vs. 2003	4th quarter 2004 vs. 2003
Con Edison of New York:

Impact of weather in 2004 on net revenues versus 2003 (estimated)	$(0.02)	$(0.01)

Sales growth and other revenue factors (estimated)	0.15	0.08

Increased pension & other post-retirement benefit costs	(0.08)	(0.03)

Regulatory accounting	(0.05)	(0.08)

Higher depreciation and property tax expense	(0.13)	(0.04)

Higher operations and maintenance expense	(0.11)	(0.10)

Lower interest expense, primarily on long-term debt	0.06	0.03

Allowance for funds used during construction and other income	0.09	0.01

Other	(0.07)	(0.03)

Total Con Edison of New York	(0.16)	(0.17)

Orange and Rockland Utilities	(0.02)	—

Con Edison Development	(0.01)	—

Con Edison Energy	—	—

Con Edison Solutions	(0.08)	(0.02)

Other (parent and inter-company accounting)	(0.01)	0.01

Total earnings per share variation from ongoing operations	$(0.28)	$(0.18)

The earnings per share from ongoing operations variations shown above include the dilutive effect of higher weighted average number of common shares outstanding in the three months and the year ended December 31, 2004. The weighted average numbers of common shares were 242 million shares and 236 million shares for the three months and year ended December 31, 2004, compared with 226 million shares and 221 million shares in the 2003 periods, respectively. The dilutive effect on earnings per share from ongoing operations for the three months and year ended December 2004 is $0.03 and $0.18, respectively. These amounts per share do not reflect the offsetting benefits of avoided interest expense.

The company’s earnings for the fourth quarter of 2004 reflect the new gas and steam rate increases, partially offset by warm fall weather. The lower fourth quarter and year-end results also include a reduction in net credits for pensions and other post-retirement benefits and higher operations and maintenance expense, principally related to work we are doing to improve the safety of steam manholes. In addition, higher depreciation and property taxes in 2004 reflect large continuing investments in energy delivery infrastructure.

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CON EDISON 2004 EARNINGS	page 4

The results for the unregulated energy businesses in 2004 reflect lower gross margins on wholesale and retail electric sales and higher costs related to generating plants placed in service in mid-2003, offset in part by higher mark-to-market gains on forward transactions.

Amounts of electricity and firm gas delivered by Con Edison of New York, after adjusting for variations in weather and billing days in the period, increased 1.4 percent and 0.6 percent, respectively, in 2004, while steam deliveries decreased 0.4 percent, as compared with the 2003 period. The 2003 amounts were also adjusted for the August 2003 regional power outage.

Construction expenditures are estimated at $1.6 billion per year for 2005 and 2006 and $1.7 billion for 2007, compared with $1.3 billion in 2004. Virtually all of the estimated construction expenditures are for the company’s regulated utilities. The company does not expect to issue new equity in 2005, other than an estimated $95 million to be issued through its dividend reinvestment and employee stock plans.

This press release contains certain forward-looking statements of future expectations and financial measures not determined in accordance with Generally Accepted Accounting Principles (non-GAAP) financial measures. Actual results might differ materially from those projected in the forward looking statements because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission. “Earnings from ongoing operations” excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses earnings and earnings per share from ongoing operations to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that earnings from ongoing operations, although a non-GAAP measure, are also useful and meaningful to investors. Other companies may use different measures to present financial performance.

Refer to the attachments to this press release for the condensed consolidated balance sheets at December 31, 2004 and 2003 and the consolidated income statements for 2004 and 2003. For additional information related to utility sales and revenues go to the Con Edison Web site at www.conedison.com, select “Investor Information” and then select “Financial Reports.”

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with $10 billion in annual revenues and approximately $23 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Con Edison Solutions, a retail energy supply and services company; Con Edison Energy, a wholesale energy supply company; and Con Edison Development, a company that owns and operates generating plants and participates in other infrastructure projects.

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Attachment A

CONSOLIDATED EDISON, INC.

CONSOLIDATED BALANCE SHEET (Condensed)

(UNAUDITED)

	December 31, 2004	December 31, 2003
ASSETS	(Millions of Dollars)
PLANT, AT ORIGINAL COST
Utility plant - net	$15,168	$14,284
Non-utility plant - net	873	941
Non-utility plant assets held for sale	65	—

NET PLANT	16,106	15,225

CURRENT ASSETS
Cash and temporary cash investments	26	49
Accounts receivable - customers, less allowance for uncollectible accounts	760	798
Other receivables, less allowance for uncollectible accounts	179	176
Inventories	311	283
Prepayments	93	98
Current assets held for sale	5	—
Other current assets	339	188

TOTAL CURRENT ASSETS	1,713	1,592

INVESTMENTS	257	248

DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
Goodwill	406	406
Intangible assets - net	100	111
Prepaid pension costs	1,442	1,257
Regulatory assets	2,262	1,861
Other deferred charges and noncurrent assets	271	266

TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS	4,481	3,901

TOTAL ASSETS	$22,557	$20,966

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders’ equity	$7,054	$6,423
Preferred stock of subsidiary	213	213
Long-term debt	6,561	6,733

TOTAL CAPITALIZATION	13,828	13,369

NONCURRENT LIABILITIES
Provision for injuries and damages	180	194
Pensions and retiree benefits	207	205
Superfund and other environmental costs	198	193
Noncurrent liabilities held for sale	5	—
Other noncurrent liabilities including minority interests	134	157

TOTAL NONCURRENT LIABILITIES	724	749

CURRENT LIABILITIES
Long-term debt due within one year	469	166
Notes payable	156	159
Accounts payable	923	905
Customer deposits	234	228
Current liabilities held for sale	11	—
Other current liabilities	434	453

TOTAL CURRENT LIABILITIES	2,227	1,911

DEFERRED CREDITS AND REGULATORY LIABILITIES
Deferred income taxes and investment tax credits	3,726	3,172
Regulatory liabilities and other deferred credits	2,052	1,765

TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES	5,778	4,937

TOTAL CAPITALIZATION AND LIABILITIES	$22,557	$20,966

Attachment B

Consolidated Edison, Inc.

CONSOLIDATED INCOME STATEMENT

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2004	2003	2004	2003
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$1,414	$1,559	$6,652	$6,863
Gas	396	362	1,507	1,492
Steam	134	107	550	537
Non-utility	237	245	1,049	916

TOTAL OPERATING REVENUES	2,181	2,273	9,758	9,808

OPERATING EXPENSES
Purchased power	926	895	3,961	3,884
Fuel	130	87	597	504
Gas purchased for resale	209	231	852	889
Other operations and maintenance	373	327	1,494	1,438
Impairment charges - unregulated assets	—	18	—	18
Depreciation and amortization	139	133	551	516
Taxes, other than income taxes	265	267	1,080	1,116
Income taxes	(15)	71	292	399

TOTAL OPERATING EXPENSES	2,027	2,029	8,827	8,764

OPERATING INCOME	154	244	931	1,044

OTHER INCOME (DEDUCTIONS)
Investment and other income	3	10	42	27
Allowance for equity funds used during construction	7	5	25	15
Preferred stock dividend requirements of subsidiary	(3)	(3)	(11)	(11)
Other deductions	(4)	(3)	(14)	(16)
Income taxes	7	1	20	9

TOTAL OTHER INCOME (DEDUCTIONS)	10	10	62	24

INTEREST EXPENSE
Interest on long-term debt	106	101	426	401
Other interest	11	20	36	45
Allowance for borrowed funds used during construction	(5)	(4)	(18)	(12)

NET INTEREST EXPENSE	112	117	444	434

INCOME FROM CONTINUING OPERATIONS	52	137	549	634

LOSS FROM DISCONTINUED OPERATIONS (NET OF INCOME TAXES OF $1 AND $8 IN 2004 AND $61 AND $74 IN 2003	(1)	(90)	(12)	(109)

INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	51	47	537	525

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES (NET OF INCOME TAX OF $2 MILLION IN 2003 )	—	3	—	3

NET INCOME	$51	$50	$537	$528

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$0.22	$0.59	$2.33	$2.87
Discontinued operations	$(0.01)	$(0.40)	(0.05)	(0.50)

Before cumulative effect of changes in accounting principles	$0.21	$0.19	$2.28	$2.37
Cumulative effect of changes in accounting principles	$—	$0.02	$—	$0.02

After cumulative effect of changes in accounting principles	$0.21	$0.21	$2.28	$2.39

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$0.22	$0.59	$2.32	$2.86
Discontinued operations	$(0.01)	$(0.40)	$(0.05)	$(0.50)

Before cumulative effect of changes in accounting principles	$0.21	$0.19	$2.27	$2.36
Cumulative effect of changes in accounting principles	$—	$0.02	$—	$0.02

After cumulative effect of changes in accounting principles	$0.21	$0.21	$2.27	$2.38

AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC (IN MILLIONS)	242.2	225.5	235.8	220.9

AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED (IN MILLIONS)	242.9	226.5	236.4	221.8